Exhibit 99.1

For Immediate Release

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group, Inc. Announces Commencement of $800 Million Senior Notes Offering

Carmel, Ind. May 11, 2015 - CNO Financial Group, Inc. (NYSE:CNO) (“CNO”) announced today the commencement of its registered public offering, subject to market and other conditions, of $800 million of senior unsecured notes, consisting of tranches maturing in 2020 and 2025 (collectively, the “Notes”).

CNO intends to use the net proceeds of the offering of the Notes, together with borrowings of $100 million under an expected $150 million four-year senior unsecured revolving credit facility (the “new revolving credit facility”), to (i) repay all amounts outstanding under its existing senior secured credit facility, (ii) redeem and satisfy and discharge all of its outstanding 6.375% Senior Secured Notes due 2020 and (iii) pay fees and expenses related to the foregoing. Any remaining amounts will be used for general corporate purposes, including share repurchases.

Goldman, Sachs and Co. and RBC Capital Markets, LLC are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to CNO’s shelf registration statement, which became automatically effective upon filing with the Securities and Exchange Commission today and is available online at www.sec.gov. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission, and may be obtained online at www.sec.gov or from: Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, by phone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com, or RBC Capital Markets, LLC, Attention: Investment Grade Syndicate Desk, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, by phone at (866) 375-6829 or by email at rbcnyfixedincomeprospectus@rbccm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

About CNO
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.